EXHIBIT 5.1

1345 Avenue of the Americas New York, NY 10105 Telephone: (212) 370-1300 Facsimile: (212) 370-7889 www.egsllp.com

AIkido Pharma Inc.

One Rockefeller Plaza, 11th Floor

New York, NY 10020

Ladies and Gentlemen:

We have acted as counsel to AIkido Pharma Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of 11,000 shares of Series O Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series O Preferred Stock”), and 11,000 shares of Series P Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series P Preferred Stock”, and together with the Series O Preferred Stock, the “Preferred Stock”), in concurrent offerings. The Series O Preferred Stock is convertible, at a conversion price of $1.00 per share, into 11,000,000 shares of Company common stock (the “Common Stock”) and the Series P Preferred Stock is convertible, at a conversion price of $1.00 per share, into 11,000,000 shares of Common Stock (collectively, the “Conversion Shares”). We have also acted as counsel to the Company in connection with the issuance of warrants to the placement agent in the offerings to purchase an aggregate of 1,760,000 shares (the “PA Shares”) of Common Stock (the “Placement Agent Warrants”, together with the PA Shares, the Preferred Stock, and the Conversion Shares, the “Securities”) pursuant to that certain engagement agreement (the “Engagement Agreement”), dated January 4, 2020, as amended, between the Company and H.C. Wainwright & Co., LLC (“H.C. Wainwright”).

The Preferred Stock are to be sold by the Company pursuant to a Securities Purchase Agreement dated February 24, 2022 (the “Agreement) entered into by and among the Company and the purchasers signatory thereto. The Securities are to be offered and sold in the manner described in the prospectus supplements (“Prospectus Supplements”), dated March 1, 2021, and the accompanying base prospectus, dated May 11, 2020 that form part of the Company’s effective registration statement on Form S-3 (File No. 333-238172) (the “Registration Statement”).

For purposes of rendering the opinions set forth below, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion, including (i) the Registration Statement, including the exhibits filed therewith, (ii) the Prospectus Supplements, (iii) the Certificates of Designations establishing the preferences, limitations and relative rights of each class of Preferred Stock (the “Certificates of Designation”) (iv) the Agreement, (v) the PA Warrants, (vi) the Company’s amended and restated certificate of incorporation (as amended, the “Certificate of Incorporation”), (vii) the Company’s amended and restated bylaws (as amended, the “Bylaws”), (viii) the corporate minutes and other actions of the Company that authorize and provide for the filing of the Prospectus Supplements, and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.

We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials and we have not independently established any of the facts so relied on... We have further assumed that the Company will obtain stockholder approval or conduct a reverse stock split to increase the number of authorized shares of Common Stock (the “Capital Event”) to allow for the issuance of the full number of shares underlying the Preferred Stock upon conversion of the Preferred Stock in accordance with the terms of the Certificates of Designation. We have also assumed that all of the shares of Common Stock issuable or eligible for issuance pursuant to exercise of the Placement Agent Warrants following the date hereof will be issued for not less than par value.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.       The Preferred Stock when issued against payment therefor as set forth in the Prospectus Supplements, will be validly issued, fully paid, and nonassessable.

2.       The Placement Agent Warrants, when issued as set forth in the Prospectus Supplements will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Placement Agent Warrants.

3.       The Conversion Shares, when issued in accordance with the terms of the Certificates of Designation, upon the approval of stockholders of the Capital Event and the filing of an amendment to the Certificate of Incorporation to reflect such event, will be validly issued, fully paid and non-assessable.

4.       The PA Shares, , when issued upon exercise of the Placement Agent Warrants against payment therefor as set forth in the Placement Agent Warrants and the Prospectus Supplements, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the General Corporation Law of the State of Delaware and the laws of the State of New York, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.

We consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on March 24, 2021, which is incorporated by reference in the Prospectus Supplements. We also consent to the reference of our firm under the caption “Experts” in the Prospectus Supplements and in each case in any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of the Prospectus within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the related rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ ELLENOFF GROSSMAN & SCHOLE LLP

ELLENOFF GROSSMAN & SCHOLE LLP